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                                                                EXHIBIT 17(h)

                                   ARROW FUNDS

                  COMBINED STATEMENT OF ADDITIONAL INFORMATION

This Combined Statement of Additional Information relates only to the following three portfolios (the "Funds") of Arrow Funds (the "Trust"):

                             ARROW EQUITY PORTFOLIO;

                        ARROW FIXED INCOME PORTFOLIO; AND

                        ARROW MUNICIPAL INCOME PORTFOLIO.


This Combined Statement of Additional Information should be read with the combined prospectus of the Funds dated November 30, 1996. This Statement is not a prospectus itself. To receive a copy of the prospectus, write or call the Funds.

FEDERATED INVESTORS TOWER
PITTSBURGH, PENNSYLVANIA 15222-3779

                        Statement dated November 30, 1996
AEP Cusip 042749101
AFIP Cusip 042749200
AMIP Cusip 042749309
2110904B (11/96)

TABLE OF CONTENTS

 GENERAL INFORMATION ABOUT THE TRUST                                     2
 INVESTMENT OBJECTIVE AND POLICIES OF THE FUNDS                          2
  Types of Investments                                                   2
  Equity Fund                                                            2
  Fixed Income Fund                                                      2
  Municipal Income Fund                                                  4
  Portfolio Investments and Strategies                                   5
  Futures and Options Transactions                                       5
  Futures Contracts                                                      5
  Stock Index Options                                                    5
  Put Options on Financial Futures Contracts                             6
  Call Options on Financial Futures Contracts                            6
  "Margin" in Futures Transactions                                       6
  Purchasing Put Options on Portfolio Securities                         7
  Writing Covered Call Options on Portfolio Securities                   7
  Over-The-Counter Options                                               7
  Restricted and Illiquid Securities                                     7
  Temporary Investments                                                  7
  Repurchase Agreements                                                  8
  Reverse Repurchase Agreements                                          8
  When-Issued and Delayed Delivery Transactions                          8
  Lending of Portfolio Securities                                        8
  Investments in Foreign Securities                                      9
  Portfolio Turnover                                                     9
  Investment Limitations                                                 9
 Investing in Securities of Other Investment Companies                  11
 ARROW FUNDS MANAGEMENT                                                 12
  Fund Ownership                                                        15
  Trustees Compensation                                                 16
  Trustee Liability                                                     16
 INVESTMENT ADVISORY SERVICES                                           16
  Adviser to the Funds                                                  16
  Advisory Fees                                                         16
 ADMINISTRATIVE SERVICES                                                17
CUSTODIAN                                                               17
 SHAREHOLDER SERVICING ARRANGEMENTS                                     17
 BROKERAGE TRANSACTIONS                                                 17
 PURCHASING SHARES                                                      18
  Distribution Plan                                                     18
  Conversion to Federal Funds                                           19
 DETERMINING NET ASSET VALUE                                            19
  Determining Market Value of Securities                                19
 REDEEMING SHARES                                                       19
  Redemption in  Kind                                                   19
 TAX STATUS                                                             20
  The Funds' Tax Status                                                 20
  Shareholders' Tax Status                                              20

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
  Capital Gains                                                         20
TOTAL RETURN                                                            20
YIELD                                                                   20
TAX-EQUIVALENT YIELD                                                    21
  Tax-Equivalency Table                                                 21
PERFORMANCE COMPARISONS                                                 21
  Economic and Market Information                                       22
FINANCIAL STATEMENTS                                                    23
APPENDIX                                                                23


GENERAL INFORMATION ABOUT THE TRUST

The Trust was established as a Massachusetts business trust under a Declaration of Trust dated July 1, 1992, under the name Mark Twain Funds. Effective October 1, 1994, the Trust changed its name to Arrow Funds and each of the three Funds to which this Combined Statement of Additional Information relates changed their respective names from the Mark Twain Equity Portfolio, the Mark Twain Fixed Income Portfolio and the Mark Twain Municipal Income Portfolio to the Arrow Equity Portfolio ("Equity Fund"), the Arrow Fixed Income Portfolio ("Fixed Income Fund") and the Arrow Municipal Income Portfolio ("Municipal Income Fund"), respectively.

INVESTMENT OBJECTIVE AND POLICIES OF THE FUNDS

The combined prospectus discusses the objective of each Fund and the policies it employs to achieve that objective. The following discussion supplements the description of the Funds' investment policies in the prospectus. The Funds' respective investment objectives cannot be changed without approval of shareholders. Unless otherwise indicated, the investment policies described below may be changed by the Board of Trustees ("Trustees") without shareholder approval. Shareholders will be notified before any material change in these policies becomes effective.

TYPES OF INVESTMENTS

EQUITY FUND

The Equity Fund invests primarily in equity securities of companies selected by the Fund's adviser on the basis of assessment of earnings and the risk and volatility of each company's businesses.

CONVERTIBLE SECURITIES

The Equity Fund may invest in convertible securities.

The Fund will exchange or convert the convertible securities held in its portfolio into shares of the underlying common stock when, in the investment adviser's opinion, the investment characteristics of the underlying common shares will assist the Fund in achieving its investment objective. Otherwise the Fund may hold or trade convertible securities. In selecting convertible securities for the Fund, the Fund's adviser evaluates the investment characteristics of the convertible security as a fixed income instrument, and the investment potential of the underlying equity security for capital appreciation. In evaluating these matters with respect to a particular convertible security, the Fund's adviser considers numerous factors, including the economic and political outlook, the value of the security relative to other investment alternatives, trends in the determinants of the issuer's profits, and the issuer's management capability and practices.

WARRANTS

The Equity Fund may invest in warrants. Warrants are basically options to purchase common stock at a specific price (usually at a premium above the market value of the optioned common stock at issuance) valid for a specific period of time. Warrants may have a life ranging from less than a year to twenty years or may be perpetual. However, most warrants have expiration dates after which they are worthless. In addition, if the market price of the common stock does not exceed the warrant's exercise price during the life of the warrant, the warrant will expire as worthless. Warrants have no voting rights, pay no dividends, and have no rights with respect to the assets of the corporation issuing them. The percentage increase or decrease in the market price of the warrant may tend to be greater than the percentage increase or decrease in the market price of the optioned common stock.

FIXED INCOME FUND

The Fixed Income Fund invests primarily in a portfolio of investment grade bonds. The Fund will only invest its assets in securities which are rated at the time of purchase in one of the four highest categories by a nationally


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recognized statistical rating organization (Aaa, Aa, A or Baa by Moody's
Investors Service, Inc. ("Moody's"), AAA, AA, A or BBB by Standard & Poor's Ratings Group ("S&P"), or Fitch Investors Service, Inc. ("Fitch") or deemed to be of comparable quality by the Fund's investment adviser. The investment portfolio consists of the following securities:

*     corporate debt securities such as bonds, notes, and debentures;

* U.S. government securities, including U.S. Treasury bills, notes, and bonds, and securities issued by agencies and instrumentalities of the U.S. government;

*     commercial paper; and

*     repurchase agreements.

MORTGAGE-RELATED ASSET-BACKED SECURITIES

The Fund may also invest in various mortgage-related asset-backed securities. These types of investments may include adjustable rate mortgage securities, CMOs, real estate mortgage investment conduits, or other securities collateralized by or representing an interest in real estate mortgages (collectively, "mortgage securities"). The mortgage securities primarily will have interest rates which reset at least annually and generally will be issued or guaranteed by government agencies.

ADJUSTABLE RATE MORTGAGE SECURITIES ("ARMS")

ARMS are pass-through mortgage securities with adjustable rather than fixed interest rates. The ARMS in which the Fund invests are issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), and the Federal Home Loan Mortgage Corporation ("FHLMC") and are actively traded. The underlying mortgages which collateralize ARMS issued by GNMA are fully guaranteed by the Federal Housing Administration ("FHA") or Veterans Administration ("VA"), while those collateralizing ARMS issued by FHLMC or FNMA are typically conventional residential mortgages conforming to strict underwriting size and maturity constraints.

Unlike conventional bonds, ARMS pay back principal over the life of the ARMS rather than at maturity. Thus, a holder of the ARMS, such as the Fund, would receive monthly scheduled payments of principal and interest, and may receive unscheduled principal payments representing prepayments on the underlying mortgages. At the time that a holder of the ARMS reinvests the payments and any unscheduled prepayments of principal that it receives, the holder may receive a rate of interest which is actually lower than the rate of interest paid on the existing ARMS. As a consequence, ARMS may be a less effective means of "locking in" long-term interest rates than other types of U.S. government securities.

Like other U.S. government securities, the market value of ARMS will generally vary inversely with changes in market interest rates. Thus, the market value of ARMS generally declines when interest rates rise and generally rises when interest rates decline.


While ARMS generally entail less risk of a decline during periods of rapidly rising rates, ARMS may also have less potential for capital appreciation than other similar investments (e.g. investments with comparable maturities) because as interest rates decline, the likelihood increases that mortgages will be prepaid. Furthermore, if ARMS are purchased at a premium, mortgage foreclosures and unscheduled principal payments may result in some loss of a holder's principal investment to the extent of the premium paid. Conversely, if ARMS are purchased at a discount, both a scheduled payment of principal and an unscheduled prepayment of principal would increase current and total returns and would accelerate the recognition of income, which would be taxed as ordinary income when distributed to shareholders.


RESETS OF INTEREST

The interest rates paid on the ARMS and CMOs in which the Fund invests generally are readjusted at intervals of one year or less to an increment over some predetermined interest rate index. There are two main categories of indices: those based on U.S. Treasury securities and those derived from a calculated measure, such as a cost of funds index or a moving average of mortgage rates. Commonly utilized indices include the one-year and five-year constant maturity Treasury Note rates, the three-month Treasury Bill rate, the 180-day Treasury Bill rate, rates on longer-term Treasury securities, the National Median Cost of Funds, the one-month or three-month London Interbank Offered Rate (LIBOR), the prime rate of a specific bank, or commercial paper rates. Some indices, such as the one-year constant maturity Treasury Note rate, closely mirror changes in market interest rate levels.


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Others tend to lag behind changes in market rate levels and tend to be somewhat less volatile.

CAPS AND FLOORS

The underlying mortgages which collateralize the ARMS and CMOs in which the Fund invests will frequently have caps and floors which limit the maximum amount by which the loan rate to the residential borrower may change up or down: (1) per reset or adjustment interval, and (2) over the life of the loan. Some residential mortgage loans restrict periodic adjustments by limiting changes in the borrower's monthly principal and interest payments rather than limiting interest rate changes. These payment caps may result in negative amortization.

The value of mortgage securities in which the Fund invests may be affected if market interest rates rise or fall faster and farther than the allowable caps or floors on the underlying residential mortgage loans. Additionally, even though the interest rates on the underlying residential mortgages are adjustable, amortization and prepayments may occur, thereby causing the effective maturities of the mortgage securities in which the Fund invests to be shorter than the maturities stated in the underlying mortgages.

MUNICIPAL INCOME FUND

CHARACTERISTICS OF INVESTMENTS

The municipal securities in which the Fund invests have the characteristics set forth in the prospectus.

An unrated municipal security will be determined by the Fund's adviser to meet the quality standards established by the Trustees if it is of comparable quality to municipal securities within the Fund's rating requirements. The Trustees and/or the adviser consider the creditworthiness of the issuer of a municipal security, the issuer of a participation interest if the Fund has the right to demand payment from such issuer, or the guarantor of payment by either of those issuers. The Fund is not required to sell a municipal security if the security's rating is reduced below the required minimum subsequent to its purchase by the Fund. The investment adviser considers this event, however, in its determination of whether the Fund should continue to hold the security in its portfolio. If ratings made by Moody's, S&P, or Fitch change because of changes in those organizations or in their rating systems, the Fund will try to use comparable ratings as standards in accordance with the investment policies described in the Fund's prospectus.

TYPES OF ACCEPTABLE INVESTMENTS

Examples of municipal securities are:

*     municipal notes and bonds and tax-exempt commercial paper;

*     serial notes and bonds sold with a series of maturity dates;

* tax anticipation notes and bonds sold to finance working capital needs of municipalities in anticipation of receiving taxes at a later date;

* bond anticipation notes sold in anticipation of the issuance of longer-term bonds in the future;

* prerefunded municipal bonds refundable at a later date (payment of principal and interest on prerefunded bonds are assured through the first call date by the deposit in escrow of U.S. government securities); and

*     general obligation bonds secured by a municipality's pledge of taxation.

PARTICIPATION INTERESTS

The financial institutions from which the Fund purchases participation interests frequently provide or secure from other financial institutions irrevocable letters of credit or guarantees and give the Fund the right to demand payment on specified notice (normally with thirty days) from the issuer of the letter of credit or guarantee. These financial institutions may charge certain fees in connection with their repurchase commitments, including a fee equal to the excess of the interest paid on the municipal securities over the negotiated yield at which the participation interests were purchased by the Fund. By purchasing a participation interest, the Fund is buying a security meeting the maturity and quality requirements of the Fund and is also receiving the tax-free benefits of the underlying securities.

In the acquisition of participation interests, the Fund's investment adviser will consider the following quality factors:


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*     a high-quality underlying municipal security (of which the Fund takes possession); or

*     a high-quality issuer of the participation interest; or

* a guarantee or letter of credit from a high-quality financial institution supporting the participation interest.

VARIABLE RATE MUNICIPAL SECURITIES

Variable interest rates generally reduce changes in the market value of municipal securities from their original purchase prices. Accordingly, as interest rates decrease or increase, the potential for capital appreciation or depreciation is less for variable rate municipal securities than for fixed income obligations.

Many municipal securities with variable interest rates purchased by the Fund are subject to repayment of principal (usually within seven days) on the Fund's demand. The terms of these variable rate demand instruments require payment of principal and accrued interest from the issuer of the municipal obligations, the issuer of the participation interest or a guarantor of either issuer.

PORTFOLIO INVESTMENTS AND STRATEGIES

FUTURES AND OPTIONS TRANSACTIONS

The Fixed Income and Equity Funds may engage in futures and options transactions as described below.

As a means of reducing fluctuations in the net asset value of shares of the Funds, the Funds may attempt to hedge all or a portion of their portfolio through the purchase of put options on portfolio securities and put options on financial futures contracts for portfolio securities. The Funds may attempt to hedge all or a portion of their portfolio by buying and selling financial futures contracts, and writing call options on futures contracts. The Funds may also write covered call options on portfolio securities to attempt to increase current income.

The Funds will maintain their position in securities, options and segregated cash subject to puts and calls until the options are exercised, closed, or have expired. An option position may be closed out over-the-counter or on an exchange which provides a secondary market for options of the same series.

FUTURES CONTRACTS

The Funds may enter into futures contracts. A futures contract is a firm commitment by two parties: the seller who agrees to sell a specific type of security called for in the contract ("going short") and the buyer who agrees to purchase the security ("going long") at a certain time in the future.

Financial futures contracts call for the delivery of particular debt instruments issued or guaranteed by the U.S. Treasury or by specified agencies or instrumentalities of the U.S. government at a certain time in the future. Stock index futures contracts are similar to financial futures contracts, but their price is based upon fluctuations in a particular index of stock prices during a specified period, such as the S&P 500 Index. No physical delivery of the underlying securities in the index is made.

The purpose of the acquisition or sale of a futures contract by a Fund is to protect it from fluctuations in the value of securities caused by unanticipated changes in interest rates or stock prices without necessarily buying or selling securities. For example, in the fixed income securities market, price moves inversely to interest rates. A rise in rates means a drop in price. Conversely, a drop in rates means a rise in price. In order to hedge its holdings of fixed income securities against a rise in market interest rates, a Fund could enter into contracts to "go short" to protect itself against the possibility that the prices of its fixed income securities may decline during the Fund's anticipated holding period. The Fund would "go long" to hedge against a decline in market interest rates.

STOCK INDEX OPTIONS

The Funds may purchase put options on stock indexes listed on national securities exchanges or traded in the over-the-counter market. A stock index fluctuates with changes in the market values of the stocks included in the index.

The effectiveness of purchasing stock index options will depend upon the extent to which price movements in the Fund's portfolio correlate with price


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movements of the stock index selected. Because the value of an index option depends upon movements in the level of the index rather than the price of a particular stock, whether the Funds will realize a gain or loss from the purchase of options on an index depends upon movements in the level of stock prices in the stock market generally or, in the case of certain indexes, in an industry or market segment, rather than movements in the price of a particular stock. Accordingly, successful use by the Funds of options on stock indexes will be subject to the ability of the adviser to predict correctly movements in the direction of the stock market generally or of a particular industry. This requires different skills and techniques than predicting changes in the price of individual stocks.

PUT OPTIONS ON FINANCIAL FUTURES CONTRACTS

The Funds may purchase and write listed put options on financial futures contracts. The Funds would use these options only to protect portfolio securities against decreases in value resulting from market factors such as anticipated increases in interest rates.

Unlike entering directly into a futures contract, which requires the purchaser to buy a financial instrument on a set date at a specified price, the purchase of a put option on a futures contract entitles (but does not obligate) its purchaser to decide on or before a future date whether to assume a short position at the specified price. Generally, if the hedged portfolio securities decrease in value during the term of an option, the related futures contracts will also decrease in value and the option will increase in value. In such an event, a Fund will normally close out its option by selling an identical option. If the hedge is successful, the proceeds received by a Fund upon the sale of the second option will be large enough to offset both the premium paid by a Fund for the original option plus the realized decrease in value of the hedged securities.

Alternatively, a Fund may exercise its put option to close out the position. To do so, it would simultaneously enter into a futures contract of the type underlying the option (for a price less than the strike price of the option) and exercise the option. A Fund would then deliver the futures contract in return for payment of the strike price. If a Fund neither closes out nor exercises an option, the option will expire on the date provided in the option contract, and only the premium paid for the contract will be lost.

CALL OPTIONS ON FINANCIAL FUTURES CONTRACTS

In addition to purchasing put options on futures, a Fund may write listed call options on financial futures contracts or over-the-counter call options on futures contracts, to hedge their portfolios against an increase in market interest rates. When a Fund writes a call option on a futures contract, it is undertaking the obligation of assuming a short futures position (selling a futures contract) at the fixed strike price at any time during the life of the option if the option is exercised. As market interest rates rise and cause the price of futures to decrease, a Fund's obligation under a call option on a future (to sell a futures contract) costs less to fulfill, causing the value of a Fund's call option position to increase.

In other words, as the underlying future's price goes down below the strike price, the buyer of the option has no reason to exercise the call, so that a Fund keeps the premium received for the option. This premium can help substantially offset the drop in value of a Fund's portfolio securities.

Prior to the expiration of a call written by a Fund, or exercise of it by the buyer, a Fund may close out the option by buying an identical option. If the hedge is successful, the cost of the second option will be less than the premium received by a Fund for the initial option. The net premium income of a Fund will then substantially offset the realized decrease in value of the hedged securities.

A Fund will not maintain open positions in futures contracts it has sold or call options it has written on financial futures contracts if, in the aggregate, the value of the open positions (marked to market) exceeds the current market value of its securities portfolio plus or minus the unrealized gain or loss on those open positions, adjusted for the correlation of volatility between the hedged securities and the futures contracts. If this limitation is exceeded at any time, a Fund will take prompt action to close out a sufficient number of open contracts to bring its open futures and options positions within this limitation.

"MARGIN" IN FUTURES TRANSACTIONS

Unlike the purchase or sale of a security, the Funds do not pay or receive money upon the purchase or sale of a futures contract. Rather, the Funds are required to deposit an amount of "initial margin" in cash or U.S. Treasury bills with its custodian (or the broker, if legally permitted). The nature of initial margin in futures transactions is different from that of margin


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in securities transactions in that a futures contract's initial margin does not involve the borrowing by a Fund to finance the transactions. Initial margin is in the nature of a performance bond or good faith deposit on the contract which is returned to a Fund upon termination of the futures contract, assuming all contractual obligations have been satisfied.

A futures contract held by a Fund is valued daily at the official settlement price of the exchange on which it is traded. Each day a Fund pays or receives cash, called "variation margin," equal to the daily change in value of the futures contract. This process is known as "marking to market." Variation margin does not represent a borrowing or loan by a Fund but is instead settlement between a Fund and the broker of the amount one would owe the other if the futures contract expired. In computing its daily net asset value, a Fund will mark to market its open futures positions.

The Funds are also required to deposit and maintain margin when they write call options on futures contracts.

PURCHASING PUT OPTIONS ON PORTFOLIO SECURITIES

The Funds, including the Municipal Income Fund, may purchase put options on portfolio securities to protect against price movements in particular securities in their respective portfolios. A put option gives a Fund, in return for a premium, the right to sell the underlying security to the writer (seller) at a specified price during the term of the option.

WRITING COVERED CALL OPTIONS ON PORTFOLIO SECURITIES

The Funds, including the Municipal Income Fund, may also write covered call options to generate income. As the writer of a call option, a Fund has the obligation, upon exercise of the option during the option period, to deliver the underlying security upon payment of the exercise price. A Fund may sell call options either on securities held in its portfolio or on securities which it has the right to obtain without payment of further consideration (or securities for which it has segregated cash in the amount of any additional consideration).

OVER-THE-COUNTER OPTIONS

The Funds, including the Municipal Income Fund, may purchase and write over-the-counter options on portfolio securities in negotiated transactions with the buyers or writers of the options for those options on portfolio securities held by a Fund and not traded on an exchange.

RESTRICTED AND ILLIQUID SECURITIES

The ability of the Trustees to determine the liquidity of certain restricted securities is permitted under a Securities and Exchange Commission ("SEC") Staff position set forth in the adopting release for Rule 144A under the Securities Act of 1933 (the "Rule"). The Rule is a non-exclusive safe-harbor for certain secondary market transactions involving securities subject to restrictions on resale under federal securities laws. The Rule provides an exemption from registration for resales of otherwise restricted securities to qualified institutional buyers. The Rule was expected to further enhance the liquidity of the secondary market for securities eligible for resale under Rule 144A. The Funds believe that the Staff of the SEC has left the question of determining the liquidity of all restricted securities (eligible for resale under Rule 144A) to the Trustees. The Trustees consider the following criteria in determining the liquidity of certain restricted securities:

*     the frequency of trades and quotes for the security;

* the number of dealers willing to purchase or sell the security and the number of other potential buyers;

*     dealer undertakings to make a market in the security; and

*     the nature of the security and the nature of the marketplace trades.

TEMPORARY INVESTMENTS

The Equity and Municipal Income Funds may also invest in temporary investments from time to time for defensive purposes.

MONEY MARKET INSTRUMENTS

The Funds may invest in the following money market instruments:

* instruments of domestic and foreign banks and savings and loans if they have capital, surplus, and undivided profits of over $100,000,000, or if the


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      principal amount of the instrument is insured in full by the Bank
      Insurance Fund ("BIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"), or the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC; and

* prime commercial paper (rated A-1 by S&P, Prime-1 by Moody's, or F-1 by Fitch).

U.S. GOVERNMENT OBLIGATIONS

The types of U.S. government obligations in which the Funds may invest are described in the combined prospectus under "U.S. Government Securities" and in the section entitled "U.S. Government Obligations" under the Fixed Income Fund in this Combined Statement of Additional Information.

REPURCHASE AGREEMENTS

The Funds require their custodian to take possession of the securities subject to repurchase agreements, and these securities will be marked to market daily. To the extent that the original seller does not repurchase the securities from a Fund, a Fund could receive less than the repurchase price on any sale of such securities. In the event that such a defaulting seller filed for bankruptcy or became insolvent, disposition of such securities by a Fund might be delayed pending court action. The Funds believe that under the regular procedures normally in effect for custody of a Fund's portfolio securities subject to repurchase agreements, a court of competent jurisdiction would rule in favor of a Fund and allow retention or disposition of such securities. The Funds will only enter into repurchase agreements with banks and other recognized financial institutions such as broker/dealers which are deemed by the adviser to be creditworthy pursuant to guidelines established by the Trustees.

REVERSE REPURCHASE AGREEMENTS

The Funds may also enter into reverse repurchase agreements. These transactions are similar to borrowing cash. In a reverse repurchase agreement a Fund transfers possession of a portfolio instrument to another person, such as a financial institution, broker, or dealer, in return for a percentage of the instrument's market value in cash, and agrees that on a stipulated date in the future it will repurchase the portfolio instrument by remitting the original consideration plus interest at an agreed upon rate. The use of reverse repurchase agreements may enable a Fund to avoid selling portfolio instruments at a time when a sale may be deemed to be disadvantageous, but the ability to enter into reverse repurchase agreements does not ensure that a Fund will be able to avoid selling portfolio instruments at a disadvantageous time.

When effecting reverse repurchase agreements, liquid assets of a Fund, in a dollar amount sufficient to make payment for the obligations to be purchased, are segregated on the applicable Fund's records at the trade date. These securities are marked to market daily and maintained until the transaction is settled.

WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS

These transactions are made to secure what is considered to be an advantageous price or yield for a Fund.


No fees or other expenses, other than normal transaction costs, are incurred. However, liquid assets of the applicable Fund sufficient to make payment for the securities to be purchased are segregated on the Fund's records at the trade date. These assets are marked to market daily and are maintained until the transaction has been settled. The Funds do not intend to engage in when-issued and delayed delivery transactions to an extent that would cause the segregation of more than 20% of the total value of their respective assets.


LENDING OF PORTFOLIO SECURITIES

The collateral received when a Fund lends portfolio securities must be valued daily and, should the market value of the loaned securities increase, the borrower must furnish additional collateral to the Fund. During the time portfolio securities are on loan, the borrower pays the Fund any dividends or interest paid on such securities. Loans are subject to termination at the option of a Fund or the borrower. A Fund may pay reasonable administrative and custodial fees in connection with a loan and may pay a negotiated portion of the interest earned on the cash or equivalent collateral to the borrower or placing broker. A Fund would not have the right to vote securities on loan, but would terminate the loan and regain the right to vote if that were considered important with respect to the investment.


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INVESTMENTS IN FOREIGN SECURITIES

In addition to the risks associated with foreign securities disclosed in the combined prospectus under "Investments in Foreign Securities," additional differences exist between investing in foreign and domestic securities. Examples of such differences include:

*     less publicly available information about foreign issuers;

*     credit risks associated with certain foreign governments;

* the lack of uniform financial accounting standards applicable to foreign issuers;

*     less readily available market quotations on foreign issues;

* the likelihood that securities of foreign issuers may be less liquid or more volatile;

*     generally higher foreign brokerage commissions; and

*     unreliable mail service between countries.

PORTFOLIO TURNOVER


Although the Funds do not intend to invest for the purpose of seeking short-term profits, securities in their portfolios will be sold whenever the adviser believes it is appropriate to do so in light of the Fund's investment objective, without regard to the length of time a particular security may have been held. During the fiscal years ended September 30, 1996, and 1995, the Equity, Fixed Income, and Municipal Income Funds' portfolio turnover rates were 45%, 45%, and 55%, and 33%, 20%, and 38%, respectively.


INVESTMENT LIMITATIONS

ISSUING SENIOR SECURITIES AND BORROWING MONEY

The Funds will not issue senior securities, except that a Fund may borrow money directly or through reverse repurchase agreements in amounts up to one-third of the value of its total assets, including the amount borrowed, and except to the extent that the Equity and Fixed Income Funds may enter into futures contracts. The Funds will not borrow money or engage in reverse repurchase agreements for investment leverage, but rather as a temporary, extraordinary, or emergency measure to facilitate management of the portfolio by enabling a Fund to, for example, meet redemption requests when the liquidation of portfolio securities is deemed to be inconvenient or disadvantageous. In addition, the Municipal Income Fund reserves the right to purchase municipal securities which the Fund has the right or obligation to sell to a third party (including the issuer of a participation interest). A Fund will not purchase any securities while any borrowings in excess of 5% of its total assets are outstanding.

SELLING SHORT AND BUYING ON MARGIN

The Funds will not sell any securities short or purchase any securities on margin, but may obtain such short-term credits as are necessary for clearance of purchases and sales of securities.

With regard to the Fixed Income and Equity Funds, the deposit or payment by the Funds of initial or variation margin in connection with financial futures contracts or related options transactions is not considered the purchase of a security on margin.

LENDING CASH OR SECURITIES

The Funds will not lend any of their respective assets except portfolio securities up to one-third of the value of total assets. The Municipal Income Fund may acquire publicly or non-publicly issued municipal bonds or temporary investments or enter into repurchase agreements in accordance with its investment objective, policies, and limitations or its Declaration of Trust. The Funds shall not be prevented from purchasing or holding U.S. government obligations, money market instruments, variable rate demand notes, bonds, debentures, notes, certificates of indebtedness, or other debt securities, entering into repurchase agreements, or engaging in other transactions where permitted by a Fund's investment objective, policies, and limitations.

INVESTING IN COMMODITIES

None of the Funds will purchase or sell commodities, commodity contracts, or commodity futures contracts except to the extent that the Fixed Income and Equity Funds may engage in transactions involving financial futures contracts or options on financial futures contracts.

INVESTING IN REAL ESTATE

None of the Funds will purchase or sell real estate, including limited partnership interests, although the Funds may invest in securities of issuers whose business involves the purchase or sale of real estate or in securities which are secured by real estate or which represent interests in real estate.

DIVERSIFICATION OF INVESTMENTS


With respect to 75% of the value of their respective total assets, a Fund will not purchase securities issued by any one issuer (other than cash, cash items or securities issued or guaranteed by the government of the United States or its agencies or instrumentalities and repurchase agreements collateralized by such securities), if as a result more than 5% of the value of their total assets would be invested in the securities of that issuer. The Funds will not acquire more than 10% of the outstanding voting securities of any one issuer.


For the Municipal Income Fund, under this limitation, each governmental subdivision, including states and the District of Columbia, territories, possessions of the United States, or their political subdivisions, agencies, authorities, instrumentalities, or similar entities, will be considered a separate issuer if its assets and revenues are separate from those of the governmental body creating it and the security is backed only by its own assets and revenues.

Industrial development bonds backed only by the assets and revenues of a nongovernmental user are considered to be issued solely by that user. If in the case of an industrial development bond or government-issued security, a governmental or some other entity guarantees the security, such guarantee would be considered a separate security issued by the guarantor, subject to a limit on investments in the guarantor of 10% of total assets.

CONCENTRATION OF INVESTMENTS

A Fund will not invest 25% or more of the value of its respective total assets in any one industry. However, a Fund may invest more than 25% of the value of its total assets in cash or certain money market instruments (including instruments issued by a U.S. branch of a domestic bank or savings and loan having capital, surplus, and undivided profits in excess of $100,000,000 at the time of investment), securities issued or guaranteed by the U.S. government, its agencies, or instrumentalities and repurchase agreements collateralized by such securities.

The Municipal Income Fund does not intend to purchase securities (other than securities guaranteed by the U.S. government or its agencies or direct obligations of the U.S. government) if, as a result of such purchases, 25% or more of the value of its total assets would be invested in a governmental subdivision in any one state, territory, or possession of the United States. This policy applies to securities which are related in such a way that an economic, business, or political development affecting one security would also affect the other securities (such as securities paid from revenues from selected projects in transportation, public works, education, or housing).

UNDERWRITING

A Fund will not underwrite any issue of securities, except as a Fund may be deemed to be an underwriter under the Securities Act of 1933 in connection with the sale of securities in accordance with its investment objective, policies, and limitations.

The above limitations cannot be changed with respect to a Fund without approval of the holders of a majority of that Fund's shares. The following limitations may be changed by the Trustees without shareholder approval. Shareholders will be notified before any material change in these limitations becomes effective.

PLEDGING ASSETS

The Funds will not mortgage, pledge, or hypothecate any assets, except to secure permitted borrowings. In these cases, the Funds may pledge assets having a market value not exceeding the lesser of the dollar amounts borrowed or 15% of the value of total assets of a Fund at the time of the pledge. The purchase of securities on a when-issued basis will not be deemed to be a pledge of a Fund's assets. For purposes of this limitation the following will not be deemed to be pledges of a Fund's assets: (a) the deposit of assets in escrow in connection with the writing of covered put or call options and, with respect to the Fixed Income and Equity Funds, (b) collateral arrangements with respect to (i) the purchase and sale of stock options (and options on stock indexes) and (ii) initial or variation margin for futures contracts.

INVESTING IN ILLIQUID SECURITIES

The Funds will not invest more than 15% of the value of their respective net assets in illiquid securities, including repurchase agreements providing for settlement more than seven days after notice, over-the-counter options, certain restricted securities not determined by the Trustees to be liquid, and non-negotiable time deposits with maturities over seven days. For the Municipal Income Fund, illiquid securities may also include participation interests and variable rate municipal securities without a demand feature or with a demand feature of longer than seven days and which the adviser believes cannot be sold within seven days.

INVESTING IN SECURITIES OF OTHER INVESTMENT COMPANIES

The Funds will limit their respective investment in other investment companies to no more than 3% of the total outstanding voting stock of any investment company, invest no more than 5% of their respective total assets in any one investment company, and invest no more than 10% of their respective total assets in investment companies in general. The Funds will purchase securities of closed-end investment companies only in open market transactions involving only customary broker's commissions. However, these limitations are not applicable if the securities are acquired in a merger, consolidation, reorganization, or acquisition of assets. It should be noted that investment companies incur certain expenses such as management fees and, therefore, any investment by a Fund in shares of another investment company would be subject to such duplicate expenses.

INVESTING IN PUT OPTIONS

The Funds will not purchase put options on securities, unless the securities are held in a Fund's portfolio and not more than 5% of the value of a Fund's total assets would be invested in premiums on open put option positions.

WRITING COVERED CALL OPTIONS

The Funds will not write call options on securities unless the securities are held in a Fund's portfolio or unless a Fund is entitled to them in deliverable form without further payment or after segregating cash in the amount of any further payment.


PURCHASING SECURITIES TO EXERCISE CONTROL


The Equity Fund will not purchase securities of a company for the purpose of exercising control or management.

INVESTING IN WARRANTS

The Equity Fund will not invest more than 5% of its net assets in warrants. No more than 2% of the Fund's net assets, to be included within the overall 5% limit on investments in warrants, may be warrants which are not listed on the New York Stock Exchange or the American Stock Exchange. For purposes of this investment restriction, warrants will be valued at the lower of cost or market, except that warrants acquired by the Fund in units with or attached to securities may be deemed to be without value.

Except with respect to the Funds' policy of borrowing money, if a percentage limitation is adhered to at the time of investment, a later increase or decrease in percentage resulting from any change in value or net assets will not result in a violation of such restriction.

To comply with registration requirements in certain states, the Funds (1) will limit the aggregate value of the assets underlying covered call options or put options written by a Fund to not more than 25% of its net assets, (2) will limit the premiums paid for options purchased by a Fund to 5% of its net assets and
(3) will limit the margin deposits on futures contracts entered into by a Fund to 5% of its net assets. In addition, to comply with restrictions in certain states, the Equity Fund will limit its investment in restricted securities to 5% of its net assets. (If state requirements change, these restrictions may be revised without shareholder notification.)

The Fund does not expect to borrow money in excess of 5% of the value of its net assets during the coming fiscal year.

For purposes of their policies and limitations, the Funds consider certificates of deposit and demand and time deposits issued by a U.S. branch of a domestic bank or savings and loan having capital, surplus and undivided profits in excess of $100,000,000 at the time of investment to be "cash items."

ARROW FUNDS MANAGEMENT

Officers and Trustees are listed with their addresses, birthdates, present positions with Arrow Funds, and principal occupations.

John F. Donahue@*

Federated Investors Tower
Pittsburgh, PA

Birthdate: July 28, 1924


Chairman and Trustee

Chairman and Trustee, Federated Investors, Federated Advisers, Federated Management, and Federated Research; Chairman and Director, Federated Research Corp. and Federated Global Research Corp.; Chairman, Passport Research, Ltd.; Chief Executive Officer and Director or Trustee of the Funds.


Thomas G. Bigley

28th Floor, One Oxford Centre

Pittsburgh, PA

Birthdate: February 3, 1934

Trustee


Chairman of the Board, Children's Hospital of Pittsburgh; formerly, Senior Partner, Ernst & Young LLP; Director, MED 3000 Group, Inc.; Trustee, University of Pittsburgh; Director or Trustee of the Funds.


John T. Conroy, Jr.

Wood/IPC Commercial Department
John R. Wood and Associates, Inc., Realtors

3255 Tamiami Trail North
Naples, FL

Birthdate: June 23, 1937

Trustee


President, Investment Properties Corporation; Senior Vice-President, John R. Wood and Associates, Inc., Realtors; Partner or Trustee in private real estate ventures in Southwest Florida; formerly, President, Naples Property Management, Inc. and Northgate Village Development Corporation; Director or Trustee of the Funds.


William J. Copeland

One PNC Plaza - 23rd Floor

Pittsburgh, PA

Birthdate: July 4, 1918

Trustee


Director and Member of the Executive Committee, Michael Baker, Inc.; formerly, Vice Chairman and Director, PNC Bank, N.A., and PNC Bank Corp.; Director, Ryan Homes, Inc.; Director or Trustee of the Funds.


James E. Dowd

571 Hayward Mill Road

Concord, MA

Birthdate: May 18, 1922

Trustee

Attorney-at-law; Director, The Emerging Germany Fund, Inc.; Trustee of the
Funds.

Lawrence D. Ellis, M.D.*

3471 Fifth Avenue, Suite 1111

Pittsburgh, PA

Birthdate: October 11, 1932

Trustee


Professor of Medicine, University of Pittsburgh; Medical Director, University of Pittsburgh Medical Center - Downtown; Member, Board of Directors, University of Pittsburgh Medical Center; formerly, Hematologist, Oncologist, and Internist, Presbyterian and Montefiore Hospitals; Director or Trustee of the Funds.

Edward L. Flaherty, Jr.@

Miller, Ament, Henny & Kochuba

205 Ross Street

Pittsburgh, PA

Birthdate: June 18, 1924

Trustee

Attorney of Counsel, Miller, Ament, Henny & Kochuba; Director, Eat'N Park Restaurants, Inc.; formerly, Counsel, Horizon Financial, F.A., Western Region; Director or Trustee of the Funds.


Edward C. Gonzales*

Federated Investors Tower

Pittsburgh, PA
Birthdate: October 22, 1930

President, Treasurer and Trustee


Vice Chairman, Treasurer, and Trustee, Federated Investors; Vice President, Federated Advisers, Federated Management, Federated Research, Federated Research Corp., Federated Global Research Corp. and Passport Research, Ltd.; Executive Vice President and Director, Federated Securities Corp.; Trustee, Federated Shareholder Services Company; Trustee or Director of some of the Funds; President, Executive Vice President and Treasurer of some of the Funds.

Peter E. Madden

One Royal Palm Way
100 Royal Palm Way

Palm Beach, FL

Birthdate: March 16, 1942

Trustee

Consultant; Former State Representative, Commonwealth of Massachusetts; formerly, President, State Street Bank and Trust Company and State Street Boston Corporation; Director or Trustee of the Funds.

Gregor F. Meyer

Miller, Ament, Henny & Kochuba
205 Ross Street

Pittsburgh, PA

Birthdate: October 6, 1926

Trustee

Attorney, Member of Miller, Ament, Henny & Kochuba; Chairman, Meritcare, Inc.; Director, Eat'N Park Restaurants, Inc.; Director or Trustee of the Funds.

John E. Murray, Jr., J.D., S.J.D.

President, Duquesne University

Pittsburgh, PA

Birthdate: December 20, 1932

Trustee


President, Law Professor, Duquesne University; Consulting Partner, Mollica, Murray and Hogue; Director or Trustee of the Funds.


Wesley W. Posvar

1202 Cathedral of Learning

University of Pittsburgh

Pittsburgh, PA

Birthdate: September 14, 1925

Trustee


Professor, International Politics; Management Consultant; Trustee, Carnegie Endowment for International Peace, RAND Corporation, Online Computer Library Center, Inc., National Defense University, U.S. Space Foundation and Czech Management Center; President Emeritus, University of Pittsburgh; Founding Chairman, National Advisory Council for Environmental Policy and Technology, Federal Emergency Management Advisory Board and Czech Management Center; Director or Trustee of the Funds.


Marjorie P. Smuts

4905 Bayard Street

Pittsburgh, PA

Birthdate: June 21, 1935

Trustee


Public Relations/Marketing/Conference Planning, Manchester Craftsmen's Guild; Restaurant Consultant, Frick Art & History Center; Conference Coordinator, University of Pittsburgh Art History Department; Director or Trustee of the Funds.


J. Christopher Donahue

Federated Investors Tower

Pittsburgh, PA

Birthdate: April 11, 1949

Executive Vice President


President and Trustee, Federated Investors, Federated Advisers, Federated Management, and Federated Research; President and Director, Federated Research Corp. and Federated Global Research Corp.; President, Passport Research, Ltd.; Trustee, Federated Shareholder Services Company, and Federated Shareholder Services; Director, Federated Services Company; President or Executive Vice President of the Funds; Director or Trustee of some of the Funds. Mr. Donahue is the son of John F. Donahue, Chairman and Trustee of the Company.


John W. McGonigle

Federated Investors Tower

Pittsburgh, PA

Birthdate: October 26, 1938


Executive Vice President , Secretary and Treasurer

Executive Vice President, Secretary, and Trustee, Federated Investors; Trustee, Federated Advisers, Federated Management, and Federated Research; Director, Federated Research Corp. and Federated Global Research Corp.;

Trustee, Federated Shareholder Services Company; Director, Federated Services Company; President and Trustee, Federated Shareholder Services; Director, Federated Securities Corp.; Executive Vice President and Secretary of the Funds; Treasurer of some of the Funds.


Richard B. Fisher

Federated Investors Tower
Pittsburgh, PA

Birthdate: May 17, 1923

Vice President

Executive Vice President and Trustee, Federated Investors; Chairman and Director, Federated Securities Corp.; President or Vice President of some of the Funds; Director or Trustee of some of the Funds.

Charles L. Davis, Jr.

Federated Investors Tower

Pittsburgh, PA

Birthdate: March 23, 1960

Vice President and Assistant Treasurer


Vice President and Assistant Treasurer of some of the Funds.

* This Trustee is deemed to be an "interested person" as defined in the Investment Company Act of 1940.

@ Member of the Executive Committee. The Executive Committee of the Board of Trustees handles the responsibilities of the Board between meetings of the Board.

As used in the table above, "The Funds" and "Funds" mean the following investment companies: 111 Corcoran Funds; Annuity Management Series; Arrow Funds; Automated Government Money Trust; Blanchard Funds; Blanchard Precious Metals Fund, Inc.; Cash Trust Series II; Cash Trust Series, Inc.; DG Investor Series; Edward D. Jones & Co. Daily Passport Cash Trust; Federated Adjustable Rate U.S. Government Fund, Inc.; Federated American Leaders Fund, Inc.; Federated ARMs Fund; Federated Equity Funds; Federated Equity Income Fund, Inc.; Federated Fund for U.S. Government Securities, Inc.; Federated GNMA Trust; Federated Government Income Securities, Inc.; Federated Government Trust; Federated High Income Bond Fund, Inc.; Federated High Yield Trust; Federated Income Securities Trust; Federated Income Trust; Federated Index Trust; Federated Institutional Trust; Federated Insurance Series; Federated Investment Portfolios; Federated Investment Trust; Federated Master Trust; Federated Municipal Opportunities Fund, Inc.; Federated Municipal Securities Fund, Inc.; Federated Municipal Trust; Federated Short-Term Municipal Trust; Federated Short-Term U.S. Government Trust; Federated Stock and Bond Fund, Inc.; Federated Stock Trust; Federated Tax-Free Trust; Federated Total Return Series, Inc.; Federated U.S. Government Bond Fund; Federated U.S. Government Securities Fund:
1-3 Years; Federated U.S. Government Securities Fund: 2-5 Years; Federated U.S. Government Securities Fund: 5-10 Years; Federated Utility Fund, Inc.; First Priority Funds; Fixed Income Securities, Inc.; High Yield Cash Trust; Intermediate Municipal Trust; International Series, Inc.; Investment Series Funds, Inc.; Investment Series Trust; Liberty Term Trust, Inc. - 1999; Liberty U.S. Government Money Market Trust; Liquid Cash Trust; Managed Series Trust; Money Market Management, Inc.; Money Market Obligations Trust; Money Market Trust; Municipal Securities Income Trust; Newpoint Funds; Peachtree Funds; RIMCO Monument Funds; Targeted Duration Trust; Tax-Free Instruments Trust; The Planters Funds; The Starburst Funds; The Starburst Funds II; The Virtus Funds; Trust for Financial Institutions; Trust for Government Cash Reserves; Trust for Short-Term U.S. Government Securities; Trust for U.S. Treasury Obligations; and World Investment Series, Inc.

FUND OWNERSHIP

Officers and Trustees own less than 1% of the outstanding shares of each Fund.

As of November 4, 1996, the following shareholders of record owned 5% or more shares of the Arrow Equity Fund: Mark Twain Trust Division, St. Louis, Missouri, owned approximately 3,393,639 shares (90.54%); National Financial Services for the exclusive benefit of their customers, New York, New York, owned approximately 260,830 shares (6.96%).

As of November 4, 1996, the following shareholder of record owned 5% or more of the Arrow Fixed Income Fund and the Arrow Municipal Income Fund: Mark Twain Trust Division, St. Louis, Missouri, owned approximately 2,893,146 shares (98.21%) of the Arrow Fixed Income Fund and approximately 1,359,293 shares (96.04%) of the Arrow Municipal Income Fund.


TRUSTEES COMPENSATION



                                                            AGGREGATE
 NAME,                                                     COMPENSATION
 POSITION WITH                                                 FROM
 TRUST                                                       TRUST(*#)
  John F. Donahue,                                           $      0
  Chairman and Trustee
  Thomas G. Bigley,                                          $1273.61
  Trustee
  John T. Conroy, Jr.,                                       $1397.73
  Trustee
  William J. Copeland,                                       $1397.73
  Trustee
  James E. Dowd,                                             $1397.73
  Trustee
  Lawrence D. Ellis, M.D.,                                   $1273.61
  Trustee
  Edward L. Flaherty, Jr.,                                   $1397.73
  Trustee
  Edward D. Gonzales,                                        $      0
  President, Treasurer
  and Trustee
  Peter E. Madden,                                           $1273.61
  Trustee
  Gregor F. Meyer,                                           $1273.61
  Trustee
  John E. Murray, Jr.,                                       $1273.61
  Trustee
  Wesley W. Posvar,                                          $1273.61
  Trustee
  Marjorie P. Smuts,                                         $1273.61
  Trustee


* Information is furnished for the fiscal year ended September 30, 1996. The Trust is the only investment company in the Fund Complex.


# The aggregate compensation is provided for the Trust which is comprised of four portfolios.

TRUSTEE LIABILITY

The Trust's Declaration of Trust provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law. However, they are not protected against any liability to which they would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office.

INVESTMENT ADVISORY SERVICES

ADVISER TO THE FUNDS

The Trust's investment adviser is Mark Twain Bank, the Funds' adviser (the "Adviser"), which is a wholly owned subsidiary of Mark Twain Bancshares, Inc.

Because of internal controls maintained by Mark Twain Bank to restrict the flow of non-public information, investments by a Fund are typically made without any knowledge of Mark Twain Bank's or its affiliates' lending relationship with an issuer.

The Adviser shall not be liable to the Trust, a Fund, or any shareholder of any of the Funds for any losses that may be sustained in the purchase, holding, or sale of any security, or for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed upon it by its contract with the Trust.

ADVISORY FEES

For its advisory services, the Adviser receives an annual investment advisory fee as described in the prospectus.


For the fiscal year ended September 30, 1996, the Funds' Adviser earned advisory fees of $368,254, $175,494, and $119,078 for the Equity Fund, the Fixed Income Fund and the Municipal Income Fund, respectively, of which $13,853, $3,239 and $100,366 were waived. For the fiscal year ended September 30, 1995, the Funds Adviser earned advisory fees of $253,371, $184,158, and $133,160 for the Equity Fund, the Fixed Income Fund and the Municipal Income Fund, respectively, of which $15,785, $3,366, and $105,456 were waived. For the fiscal year ended September 30, 1994, the Funds Adviser earned advisory fees of $234,468, $228,546, and $172,640 for the Equity Fund, the Fixed Income Fund and the Municipal Income Fund, respectively, of which $9,037, $2,736, and $136,730 were waived.

ADMINISTRATIVE SERVICES

Federated Administrative Services, a subsidiary of Federated Investors, provides administrative personnel and services to the Funds for the fees set forth in the prospectus. For the fiscal year ended September 30, 1996, the Equity Fund, Fixed Income Fund and Municipal Income Fund incurred costs for administrative services of $71,420, $50,011, and $50,011, respectively. For the fiscal year ended September 30, 1995, the Equity Fund, Fixed Income Fund and Municipal Income Fund, respectively, incurred costs for administrative services of $52,746, $50,000 and $50,000. For the fiscal year ended September 30, 1994, the Equity Fund, Fixed Income Fund and Municipal Income Fund, respectively, incurred costs for administrative services of $50,000, $57,500 and $50,000, respectively.


CUSTODIAN

Under the Custodian Agreement, Mark Twain Bank holds the Funds' portfolio securities in safekeeping and keeps all necessary records and documents relating to its duties. For its services, the custodian receives an annual fee equal to
0.025 of 1% of each Fund's average daily net assets subject to a minimum fee of $2,000 per month.

SHAREHOLDER SERVICING ARRANGEMENTS

The distributor may pay fees to brokers and dealers for distribution and administrative services and to administrators for administrative services. The administrative services include, but are not limited to, providing office space, equipment, telephone facilities, and various personnel, including clerical, supervisory, and computer, as is necessary or beneficial to establish and maintain shareholders' accounts and records, process purchase and redemption transactions, process automatic investments of client account cash balances, answer routine client inquiries regarding a Fund, assist clients in changing dividend options, account designations, and addresses, and providing such other services as a Fund may reasonably request. These fees, if paid, will be reimbursed by the Adviser, not the Funds.

BROKERAGE TRANSACTIONS


The Adviser may select brokers and dealers who offer brokerage and research services. These services may be furnished directly to the Funds or to the Adviser and may include: advice as t the advisability of investing in securities; security analysis and reports; economic studies; industry studies; receipt of quotations for portfolio evaluations; and similar services. Research services provided by brokers and dealers may be sued by the Adviser or its affiliates in advising the Fund and other accounts. To the extent that receipt of these services may supplant services for which the adviser or its affiliates might otherwise have paid, it would tend to reduce their expenses. The Adviser exercises reasonable business judgment in selecting brokers who offer brokerage and research services to execute securities transactions. They determines in good faith that commissions charged by such persons are reasonable in relationship to the value of the brokerage and research services provided.

Although investment decisions for the Funds are made independently from those of the other accounts managed by the Adviser, investments of the type a Fund may make may also be made by those other accounts. When a Fund and one or more other accounts managed by the Adviser are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for sales will be allocated in a manner believed by the Adviser to be equitable to each. In some cases, this procedure may adversely affect the price paid or received by a Fund or the size of the position obtained or disposed of by a Fund. In other cases, however, it is believed that coordination and the ability to participate in volume transactions will be to the benefit of the Funds.

The Trustees of the Trust have determined that portfolio transactions for the Equity Fund may be executed through Mark Twain Brokerage Services, Inc. and other affiliated broker/dealers if, in the judgment of Mark Twain Bank, the use of Mark Twain Brokerage Services, Inc. or an affiliated broker is likely to result in prices and execution at least as favorable as those of other qualified broker/dealers and if, in such transactions, the affiliated broker/dealer charges the Equity Fund a rate consistent with that charged to comparable unaffiliated customers in similar transactions. Mark Twain Brokerage Services, Inc. will not participate in commissions from brokerage given by the Equity Fund to other brokers or dealers. In addition, pursuant to an exemption granted by the SEC, the Equity Fund may engage in transactions involving certain money market instruments with Mark Twain Brokerage Services, Inc. or particular affiliates acting as principal. Over-the-counter purchases and sales are transacted directly with principal market makers except in those cases in which better prices and executions may be obtained elsewhere.

Under rules adopted by the SEC, Mark Twain Brokerage Services, Inc. may not execute transactions for the Equity Fund on the floor of any national securities exchange, but may effect transactions for the Equity Fund by transmitting orders for execution, providing for clearance and settlement, and arranging for the performance of those functions by members of the exchange not associated with Mark Twain Brokerage Services, Inc. Mark Twain Brokerage Services, Inc. will be required to pay fees charged by those persons performing the floor brokerage elements out of the brokerage compensation it receives from the Equity Fund. The Equity Fund has been advised by Mark Twain Brokerage Services, Inc. that on most transactions, the floor brokerage generally constitutes from between three-quarters of a cent and one cent per share, which may be as high as 20% of the total commissions paid.


For the fiscal year ended September 30, 1996, 1995, and 1994 the Equity Fund paid $71,770, $42,563, and $111,324, respectively, in brokerage commissions on brokerage transactions.

For the fiscal years ended September 30, 1996, 1995, and 1994, the Equity Fund did not execute any portfolio transactions through Mark Twain Brokerage Services, Inc.


PURCHASING SHARES

Except under certain circumstances as described in the prospectus, shares of the Funds are sold at their net asset value with a sales charge on days the New York Stock Exchange is open for business. The procedure for purchasing shares of the Funds is explained in the prospectus under "Investing in the Funds."

DISTRIBUTION PLAN

With respect to the Funds, the Trust has adopted a Plan pursuant to Rule 12b-1 (the "Plan") which was promulgated by the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. The Plan provides for payment of fees to Federated Securities Corp. to finance any activity which is principally intended to result in the sale of a Fund's shares subject to the Plan. Such activities may include the advertising and marketing of shares of a Fund; preparing, printing, and distributing prospectuses and sales literature to prospective shareholders, brokers, or administrators; and implementing and operating the Plan. Pursuant to the Plan, Federated Securities Corp. may pay fees to brokers for distribution and administrative services and to administrators for administrative services provided to a Fund. The administrative services are provided by a representative who has knowledge of the shareholder's particular circumstances and goals, and include, but are not limited to: communicating account openings; communicating account closings; entering purchase transactions; entering redemption transactions; providing or arranging to provide accounting support for all transactions, wiring funds and receiving funds for purchases and redemptions of a Fund's shares, confirming and reconciling all transactions, reviewing the activity in Fund accounts and providing training and supervision of broker personnel; posting and reinvesting dividends to Fund accounts or arranging for this service to be performed by the Fund's transfer agent; and maintaining and distributing current copies of prospectuses and shareholder reports to the beneficial owners of a Fund's shares and prospective shareholders.

The Trustees expect that the adoption of the Plan will result in the sale of a sufficient number of shares so as to allow a Fund to achieve economic viability. It is also anticipated that an increase in the size of a Fund will facilitate more efficient portfolio management and assist a Fund in seeking to achieve its investment objectives.


For the fiscal year ended September 30, 1996, brokers and administrators

(financial institutions) earned fees on behalf of the Equity Fund, the Fixed Income Fund and the Municipal Income Fund in the amount of $122,734, $73,047, and $42,531, respectively, pursuant to the Plan, all of which was voluntarily waived. For the fiscal year ended September 30, 1995, brokers and administrators (financial institutions) earned fees on behalf of the Equity Fund, the Fixed Income Fund, and the Municipal Income Fund in the amounts of $84,456, $76,734, and $47,858, respectively, pursuant to the Plan, all of which was voluntarily waived. For the fiscal year ended September 30, 1994, brokers and administrators (financial institutions) earned fees on behalf of the Equity Fund, the Fixed Income Fund, and the Municipal Income Fund in the amounts of $78,171, $95,223, and $61,650, respectively, pursuant to the Plan, all of which was voluntarily waived.


CONVERSION TO FEDERAL FUNDS

It is the Funds' policy to be as fully invested as possible so that maximum interest or dividends may be earned. To this end, all payments from shareholders must be in federal funds or be converted into federal funds. Mark Twain Bank and Federated Services Company act as the shareholder's agents in depositing checks and converting them to federal funds.

DETERMINING NET ASSET VALUE

Net asset values of the Funds generally change each day. The days on which the net asset value is calculated by these Funds are described in the prospectus.

DETERMINING MARKET VALUE OF SECURITIES

The market value of the Funds' portfolio securities are determined as follows:

* for equity securities, according to the last sale price on a national securities exchange, if available;

* in the absence of recorded sales for listed equity securities, according to the mean between the last closing bid and asked prices;


*     for unlisted equity securities, the latest bid prices;


* for bonds and other fixed income securities, as determined by an independent pricing service;

* for short-term obligations, according to the mean between bid and asked prices as furnished by an independent pricing service or for short-term obligations with remaining maturities of less than 60 days at the time of purchase, at amortized cost; or

* for all other securities, at fair value as determined in good faith by the Trustees.

Prices provided by independent pricing services may be determined without relying exclusively on quoted prices and may reflect: institutional trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics, and other market data.

The Funds will value futures contracts, options and put options on financial futures at their market values established by the exchanges at the close of option trading on such exchanges unless the Trustees determine in good faith that another method of valuing option positions is necessary to appraise their fair value. Over-the-counter put options will be valued at the mean between the bid and the asked prices.

REDEEMING SHARES

Shares are redeemed at the next computed net asset value after a Fund receives the redemption request. Redemption procedures are explained in the prospectus under "Redeeming Shares."

REDEMPTION IN KIND

The Trust has elected to be governed by Rule 18f-1 of the Investment Company Act of 1940 under which a Fund is obligated to redeem shares for any one shareholder in cash only up to the lesser of $250,000 or 1% of a Fund's net asset value during any 90-day period.

Any redemption beyond this amount will also be in cash unless the Trustees determine that payments should be in kind. In such a case, the Trust will pay all or a portion of the remainder of the redemption in portfolio instruments, valued in the same way as the Fund determines net asset value. The portfolio instruments will be selected in a manner that the Trustees deem fair and equitable.

Redemption in kind is not as liquid as a cash redemption. If redemption is made in kind, shareholders receiving their securities and selling them before their maturity could receive less than the redemption value of their securities and could incur certain transaction costs.

TAX STATUS

THE FUNDS' TAX STATUS

The Funds will pay no federal income tax because they expect to meet the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to receive the special tax treatment afforded to such companies. To qualify for this treatment, each Fund must, among other requirements:

* derive at least 90% of its gross income from dividends, interest, and gains from the sale of securities;

* derive less than 30% of its gross income from the sale of securities held less than three months;

*     invest in securities within certain statutory limits; and

* distribute to its shareholders at least 90% of its net income earned during the year.

SHAREHOLDERS' TAX STATUS

Shareholders of the Equity and Fixed Income Funds are subject to federal income tax on dividends received as cash or additional shares. These dividends, and any short-term capital gains, are taxable as ordinary income. With respect to the Fixed Income Fund, no portion of any income dividend paid by the Fund is eligible for the dividends received deduction available to corporations.

CAPITAL GAINS

Long-term capital gains distributed to shareholders will be treated as long-term capital gains regardless of how long shareholders have held shares.

TOTAL RETURN


The Equity Fund's average annual total returns for the one-year period ended September 30, 1996 and for the period from January 4, 1993 (date of initial public investment) to September 30, 1996 were 6.62%, and 11.55%, respectively. The Fixed Income Fund's average annual total returns for the one-year period ended September 30, 1996 and for the period from January 4, 1993 (date of initial public investment) to September 30, 1996 were -1.41%, and 4.28%, respectively.

The Municipal Income Fund's average annual total returns for the one-year period ended September 30, 1996 and for the period from February 1, 1993 (date of initial public investment) to September 30, 1996 were 1.37%, and 4.48%, respectively.

The average annual return for a Fund is the average compounded rate of return for a given period that would equate a $1,000 initial investment to the ending redeemable value of that investment. The ending redeemable value is computed by multiplying the number of shares owned in such Fund at the end of the period by the net asset value per share for such Fund at the end of the period. The number of shares owned in a Fund at the end of the period is based on the number of shares purchased in such Fund at the beginning of the period with $1,000, less any applicable sales charge, adjusted over the period by any additional shares, assuming monthly or quarterly reinvestment, as applicable, of all dividends and distributions.

YIELD

The yield for the Equity Fund, the Fixed Income Fund, and the Municipal Income Fund for the thirty-day period ended September 30, 1996 was 0.48%, 5.57%, and 4.92%, respectively.

The yield for the Funds is determined by dividing the net investment income per share (as defined by the Securities and Exchange Commission) earned by the Fund over a thirty-day period by the maximum offering price per share of the Fund on the last day of the period. This value is then annualized using semi-annual compounding. This means that the amount of income generated during the thirty-day period is assumed to be generated each month over a

12-month period and is reinvested every six months. The yield does not necessarily reflect income actually earned by the Fund because of certain adjustments required by the Securities and Exchange Commission and, therefore, may not correlate to the dividends or other distributions paid to shareholders.


To the extent that financial institutions and broker/dealers charge fees in connection with services provided in conjunction with an investment in a Fund, the performance will be reduced for those shareholders paying those fees.

TAX-EQUIVALENT YIELD


The tax-equivalent yield for the Municipal Income Fund for the thirty-day period ended September 30, 1996 was 8.15%. The tax-equivalent yield of the Municipal Income Fund is calculated similarly to the yield, but is adjusted to reflect the taxable yield that the Fund would have had to earn to equal its actual yield, assuming a 39.60% tax rate (the maximum effective federal rate for individuals) and assuming that income is 100% tax-exempt.


TAX-EQUIVALENCY TABLE

The Municipal Income Fund may also use a tax-equivalency table in advertising and sales literature. The interest earned by the municipal bonds in the Fund's portfolio generally remains free from federal regular income tax,* and is often free from state and local taxes as well. As the table below indicates, a "tax-exempt" investment is an attractive choice for investors, particularly in times of narrow spreads between tax-free and taxable yields.


                            TAXABLE YIELD EQUIVALENT FOR 1996
                              MULTISTATE MUNICIPAL FUNDS
FEDERAL INCOME TAX BRACKET:

                 15.00%        28.00%          31.00%          36.00%         39.60%
 JOINT           $1-           $40,101-        $96,901-        $147,701-        OVER
 RETURN          40,100        96,900          147,700          263,750         263,750
 SINGLE          $1-           $24,001-        $58,151-        $121,301-        OVER
 RETURN          24,000        58,150          121,300          263,750         263,750
 Tax-Exempt
 Yield                                               Taxable Yield Equivalent
       1.00%       1.18%       1.39%        1.45%        1.56%        1.66%
       1.50%       1.76%       2.08%        2.17%        2.34%        2.48%
       2.00%       2.35%       2.78%        2.90%        3.13%        3.31%
       2.50%       2.94%       3.47%        3.62%        3.91%        4.14%
       3.00%       3.53%       4.17%        4.35%        4.69%        4.97%
       3.50%       4.12%       4.86%        5.07%        5.47%        5.79%
       4.00%       4.71%       5.56%        5.80%        6.25%        6.62%
       4.50%       5.29%       6.25%        6.52%        7.03%        7.45%
       5.00%       5.88%       6.94%        7.25%        7.81%        8.28%
       5.50%       6.47%       7.64%        7.97%        8.59%        9.11%
       6.00%       7.06%       8.33%        8.70%        9.38%        9.93%
       6.50%       7.65%       9.03%        9.42%       10.16%       10.76%
       7.00%       8.24%       9.72%       10.14%       10.94%       11.59%
       7.50%       8.82%      10.42%       10.87%       11.72%       12.42%
       8.00%       9.41%      11.11%       11.59%       12.50%       13.25%


Note: The maximum marginal tax rate for each bracket was used in calculating the taxable yield equivalent. Furthermore, additional state and local taxes paid on comparable taxable investments were not used to increase federal deductions.

The chart above is for illustrative purposes only. It is not an indicator of past or future performance of Fund shares.

* Some portion of the Fund's income may be subject to the federal alternative minimum tax and state and local income taxes.

PERFORMANCE COMPARISONS

Each Fund's performance depends upon such variables as:

*     portfolio quality;

*     average portfolio maturity;

*     type of instruments in which the portfolio is invested;

*     changes in interest rates and market value of portfolio securities;

*     changes in each Fund's expenses; and

*     various other factors.

Each Fund's performance fluctuates on a daily basis largely because net earnings and offering price per share fluctuate daily. Both net earnings and offering price per share are factors in the computation of yield and total return.

Investors may use financial publications and/or indices to obtain a more complete view of a Fund's performance. When comparing performance, investors should consider all relevant factors such as the composition of any index used, prevailing market conditions, portfolio compositions of other funds, and methods used to value portfolio securities and compute offering price. The financial publications and/or indices which a Fund uses in advertising may include:

* LEHMAN BROTHERS GOVERNMENT/CORPORATE (TOTAL) index is comprised of approximately 5,000 issues which include non-convertible bonds publicly issued by the U.S. government or its agencies; corporate bonds guaranteed by the U.S. government and quasi-federal corporations; and publicly issued, fixed rate, non-convertible domestic bonds of companies in industry, public utilities and finance. The average maturity of these bonds approximates nine years. Tracked by Shearson Lehman Brothers, Inc., the index calculates total returns for one-month, three-month, twelve-month and ten-year periods and year-to-date.

* LIPPER ANALYTICAL SERVICES, INC. ranks funds in various fund categories by making comparative calculations using total return. Total return assumes the reinvestment of all capital gains distributions and income dividends and takes into account any change in net asset value over a specific period of time. From time to time, the Fund will quote its Lipper ranking in the applicable funds category in advertising sales literature.

* DOW JONES INDUSTRIAL AVERAGE ("DJIA") represents share prices of selected blue-chip industrial corporations. The DJIA indicates daily changes in the average price of stock of these corporations. Because it represents the top corporations of America, the DJIA index is a leading economic indicator for the stock market as a whole.

* STANDARD & POOR'S DAILY STOCK PRICE INDEX OF 500 COMMON STOCKS, is a composite index of common stocks in industry, transportation, and financial and public utility companies. In addition, the Standard & Poor's index assumes reinvestment of all dividends paid by stocks listed on the index. Taxes due on any of these distributions are not included, nor are brokerage or other fees calculated in the Standard & Poor's figures.

* LEHMAN BROTHERS FIVE-YEAR STATE GENERAL OBLIGATION BONDS is an index comprised of all state general obligation debt issues with maturities between four and six years. These bonds are rated A or better and represent a variety of coupon ranges. Index figures are total returns calculated for one-, three-, and twelve-month periods as well as year-to-date. Total returns are also calculated as of the index inception, December 31, 1979.

* LEHMAN BROTHERS TEN-YEAR STATE GENERAL OBLIGATION BONDS is an index comprised of the same issues noted above except that the maturities range between nine and eleven years. Index figures are total returns calculated for the same periods as listed above.


Advertising and other promotional literature may include charts, graphs and other illustrations using a Fund's returns, or returns in general, that demonstrate basic investment concepts such as tax-deferred compounding, dollar-cost averaging and systematic investment. In addition, a Fund can compare its performance, or performance for the types of securities in which it invests, to a variety of other investment, such as bank savings accounts, certificates of deposit, and Treasury bills.

Advertisements may quote performance information which does not reflect the effect of the sales charge.

ECONOMIC AND MARKET INFORMATION

Advertising and sales literature for the Fund may include discussions of economic, financial and political developments and their effect on the securities market. Such discussions may take the form of commentary on these developments by Fund portfolio managers and their views and analysis on how such developments could affect the Funds. In addition, advertising and sales literature may quote statistics and give general information about the mutual fund industry, including the growth of the industry, from sources such as the Investment Company Institute ("ICI"). For example, according to the ICI, twenty-seven percent of American households are pursuing their financial goals through mutual funds. these investors, as well as businesses and institutions, have entrusted over $3 trillion to the more than 5,500 funds available.

FINANCIAL STATEMENTS

The financial statements for the Arrow Equity Portfolio, the Arrow Fixed Income Portfolio, and the Arrow Municipal Income Portfolio for the fiscal year ended September 30, 1996 are incorporated herein by reference to the Combined Annual Report to Shareholders of the Arrow Funds dated September 30, 1996.


APPENDIX

STANDARD & POOR'S RATINGS GROUP CORPORATE AND MUNICIPAL BOND RATING
DEFINITIONS

AAA -- Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

AA -- Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the higher rated issues only in small degree.

A -- Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB -- Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

NR -- NR indicates that no public rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy. S&P's may apply a plus (+) or minus (-) to the above rating classifications to show relative standing within the classifications.

MOODY'S INVESTORS SERVICE, INC. CORPORATE AND MUNICIPAL BOND RATING
DEFINITIONS

AAA -- Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

AA -- Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group, they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

A -- Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

BAA -- Bonds which are rated Baa are considered as medium grade obligations, (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

NR -- Not rated by Moody's. Moody's applies numerical modifiers, 1, 2 and 3 in each generic rating classification from Aa through B in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

FITCH INVESTORS SERVICE, INC. LONG-TERM DEBT RATINGS

AAA -- Bonds considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

AA -- Bonds considered to be investment grade and of very high credit quality. The obligor's ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated 'AAA'. Because bonds rated in the 'AAA' and 'AA' categories are not significantly vulnerable to foreseeable future developments, short-term debt of these issuers is generally rated 'F-1+'.

A -- Bonds considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

BBB -- Bonds considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore, impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

STANDARD AND POOR'S RATINGS GROUP MUNICIPAL NOTE RATINGS

SP-1 -- Very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics will be given a plus sign (+) designation.

SP-2 -- Satisfactory capacity to pay principal and interest.

MOODY'S INVESTORS SERVICE SHORT-TERM LOAN RATINGS

MIG1/VMIG1 -- This designation denotes best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad based access to the market for refinancing.

MIG2/VMIG2 -- This designation denotes high quality. Margins of protection are ample although not so large as in the preceding group.

FITCH INVESTORS SERVICE, INC. SHORT-TERM DEBT RATINGS

F-1+ -- Exceptionally Strong Credit Quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

F-1 -- Very Strong Credit Quality. Issues assigned this rating reflect an assurance for timely payment only slightly less in degree than issues rated "F-1+".

F-2 -- Good Credit Quality. Issues carrying this rating have a satisfactory degree of assurance for timely payment, but the margin of safety is not as great as the "F-1" and "F-2" categories.

STANDARD AND POOR'S RATINGS GROUP COMMERCIAL PAPER RATING DEFINITIONS

A-1 -- This highest category indicates that the degree of safety regarding timely payment is strong. Those issues determined to have extremely strong safety characteristics are denoted with a plus sign (+).

A-2 -- Capacity for timely payment on issues with this designation is satisfactory. However, the relative degree of safety is not as high as for issues designated "A-1".

MOODY'S INVESTORS SERVICE, INC. COMMERCIAL PAPER RATING DEFINITIONS

P-1 -- Issuers (or supporting institutions) rated Prime-1 (P-1) have a superior capacity for repayment of senior short-term promissory obligations. P-1 repayment capacity will often be evidenced by many of the following characteristics:

* Leading market positions in well-established industries.

* High rates of return on funds employed.

* Conservative capitalization structure with moderate reliance on debt and ample asset protection.

* Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

Well-established access to a range of financial markets and assured sources of alternate liquidity.

P-2 -- Issuers (or supporting institutions) rated Prime-2 (P-2) have a strong capacity for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above, but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.